Exhibit 10.5

[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

CONFIDENTIAL LICENSE AGREEMENT

FOR THE Wii CONSOLE

(Western Hemisphere)

THIS LICENSE AGREEMENT (“Agreement”) is entered into by and among NINTENDO OF AMERICA INC., at 4820 150th Avenue N.E., Redmond, WA 98052 Attn: General Counsel (Fax: 425-882-3585) (“NOA”) on one hand, and ELECTRONIC ARTS INC., at 209 Redwood Shores Parkway, Redwood City, CA 94065 Attn: General Counsel (Fax: 650-628-1424) and EA International (Studio and Publishing) Ltd a Bermuda company with its office located at LOM Building, 27 Reid Street, Hamilton, HM11, Bermuda, Attention: Manager (Fax: 1 44 1 2925829). (together, “LICENSEE”) on the other hand. NOA and LICENSEE agree as follows:

1. RECITALS

1.1 NOA markets and sells advanced design, high-quality video game systems, including the Wii video game console (“Wii”).

1.2 LICENSEE desires use of the highly proprietary programming specifications, unique and valuable security technology, trademarks, copyrights and other valuable intellectual property rights of NOA and its parent company, Nintendo Co., Ltd., which rights are only available for use under the terms of a license agreement, to develop, have manufactured, advertise, market and sell video game software for play on Wii.

1.3 NOA is willing to grant a license to LICENSEE on the terms and conditions set forth in this Agreement.

2. DEFINITIONS

2.1 “Artwork” means the text and design specifications for the Game Disc label and the Printed Materials in the format specified by NOA in the Guidelines.

2.2 “Bulk Goods” means Game Discs that have been printed with the Game Disc label Artwork for delivery to LICENSEE without Printed Materials or other packaging.

2.3 “Check Disc(s)” means the pre-production Game Discs to be produced by Nintendo.

2.4 “Confidential Information” means the information described in Section 8.1.

2.5 “Development Tools” means the development kits, programming tools, emulators and other materials of Nintendo, or third parties authorized by Nintendo, that may be used in the development of Games under this Agreement and that are provided to LICENSEE by NOA, Nintendo or an authorized tool developer of NOA or Nintendo.

2.6 “Effective Date” means the earlier of November 19, 2006, or the date that LICENSEE placed its first order for Bulk Goods.

2.7 “Game Discs(s)” means custom optical discs for play on Wii on which a Game has been stored.

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2.8 “Game(s)” means any interactive programs (including source and object/binary code) developed to be compatible with Wii.

2.9 “Guidelines” means the then current version of “Wii Programming Guidelines,” “Licensee Packaging Guidelines,” and “Nintendo Trademark Guidelines,” together with other guidelines provided by NOA to LICENSEE from time to time. [***]

2.10 “Independent Contractor” means any individual or entity that is not an employee of LICENSEE, including any independent programmer, consultant, contractor or advisor.

2.11 “Intellectual Property Rights” means individually, collectively or in any combination, Proprietary Rights owned, licensed or otherwise held by Nintendo that are associated with the development, manufacturing, advertising, marketing or sale of the Licensed Products, including, without limitation, (a) registered and unregistered trademarks and trademark applications used or licensed for use by Nintendo in connection with Wii including Nintendo®, WiiTM, Official Nintendo Seal of Quality®, and MiiTM , (b) select trade dress associated with Wii and licensed video games for play thereon (other than trade dress that is specific to Licensed Products published by LICENSEE and that is not derived from Nintendo’s trade dress), (c) Proprietary Rights in the Security Technology employed in the Games or Game Discs by Nintendo, (d) rights in the Development Tools for use in developing the Games, excluding, however, rights to use, incorporate or duplicate select libraries, protocols and/or sound or graphic files associated with the Development Tools which belong to any third party and for which no additional licenses or consents are required, (e) patents, design registrations or copyrights which may be associated with the Game Discs or Printed Materials (other than design registrations or copyrights that are specific to Licensed Products published by LICENSEE and that are not derived from Nintendo’s designs or copyrights), (f) copyrights in the Guidelines, and (g) other Proprietary Rights of Nintendo in the Confidential Information.

2.12 “Licensed Products” means Bulk Goods after being assembled by or for LICENSEE with the Printed Materials in accordance with the Guidelines.

2.13 “Marketing Materials” means marketing, advertising or promotional materials developed by or for LICENSEE (or subject to LICENSEE’s approval) that promote the sale of the Licensed Products, including but not limited to, television, radio and on-line advertising, point-of-sale materials (e.g., posters, counter-cards), package advertising, print media and all audio or video content other than the Game that is to be included on the Game Disc.

2.14 “Microtransactions” mean and refer to offering to consumers, through any means, in exchange for consideration from the consumer, any video game content whatsoever that updates, modifies or supplements a Game, including, without limitation, additional characters, character clothing or accessories, treasurers and items, updated statistics, or additional playable features, levels or areas.

2.15 “NDA” means the non-disclosure agreement related to Wii previously entered into between NOA and LICENSEE.

2.16 “Nintendo” means NOA’s parent company, Nintendo Co., Ltd., of Kyoto, Japan, individually or collectively with NOA.

2.17 “Notice” means any notice permitted or required under this Agreement. All notices shall be sufficiently given when (a) personally served or delivered, or (b) transmitted by facsimile, with an original sent concurrently by first class U.S. mail, or (c) deposited, postage prepaid, with a guaranteed air courier service, in each case addressed as stated herein, or addressed to such other person or address either party may designate in a Notice. Notice shall be deemed effective upon the earlier of actual receipt or two (2) business days after transmittal, provided, however, any Notice received after the recipient’s normal business hours will be deemed received on the next business day.

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2.18 “Price Schedule” means the then current version of NOA’s schedule of purchase prices and minimum order quantities for the Bulk Goods.

2.19 “Printed Materials” means a plastic disc storage case, title page, instruction booklet, warranty card and poster incorporating the Artwork.

2.20 “Promotional Disc(s)” means custom optical discs compatible with Wii that incorporate select game promotional or supplemental materials, as may be specified or permitted in the Guidelines.

2.21 “Proprietary Rights” means any rights or applications for rights owned, licensed or otherwise held in patents, trademarks, service marks, copyrights, mask works, trade secrets, trade dress, moral rights and publicity rights, together with all inventions, discoveries, ideas, technology, know-how, data, information, processes, formulas, drawings and designs, licenses, computer programs, software source code and object code, and all amendments, modifications, and improvements thereto for which such patent, trademark, service mark, copyright mask work, trade secrets, trade dress, moral rights or publicity rights may exist or may be sought and obtained in the future.

2.22 “Rebate Program” means any then current version of NOA’s optional rebate program, establishing select terms for price rebates under this Agreement.

2.23 “Reverse Engineer(ing)” means, without limitation, (a) the x-ray, electronic scanning or physical or chemical stripping of semiconductor components, (b) the disassembly, decompilation, decryption or simulation of object code or executable code, or (c) any other technique designed to extract source code or facilitate the duplication of a program or product; [***].

2.24 “Security Technology” means Nintendo’s highly proprietary security features in the Wii and the Licensed Products to minimize the risk of unlawful copying and other unauthorized or unsafe usage, including, without limitation, any security signature, bios, data scrambling, password, hardware security apparatus, watermark, hologram, encryption, digital rights management system, copyright management information system, proprietary manufacturing process or any feature which obstructs piracy, limits unlawful, unsafe or unauthorized use, or facilitates or limits compatibility with other hardware, software, accessories or peripherals, or with respect to a video game system other than the Wii, or limits distribution outside of the Territory.

2.25 “Term” means five (5) years from the Effective Date.

2.26 “Territory” means the U.S. and Canada and their respective territories and possessions with respect to Electronic Arts Inc. and all other countries within the Western Hemisphere and their respective territories and possessions with respect to EA International (Studio and Publishing) Ltd

2.27 “Wii Network Services” means and includes the Wii Shop Channel Services, WiiConnect24, and any related services and material delivered to a consumer’s Wii console over the Internet.

3. GRANT OF LICENSE; LICENSEE RESTRICTIONS

3.1 Limited License Grant. For the Term and for the Territory, NOA grants to LICENSEE a nonexclusive, nontransferable, limited license to (a) use, copy, practice and modify the Intellectual Property Rights to develop (or have developed on LICENSEE’s behalf) Games, Artwork, Marketing Materials and Printed Materials for incorporation into Licensed Products and for use in marketing the Licensed Products; and (b) reproduce, manufacture, advertise, market, publicly display and perform, and sell Licensed Products and Marketing Materials that incorporate the Intellectual Property Rights, subject to the terms and conditions of this Agreement. Except as permitted under a separate written authorization from Nintendo, LICENSEE shall not use the Intellectual Property Rights for any other purpose.

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3.2 LICENSEE Acknowledgement. LICENSEE acknowledges (a) the valuable nature of the Intellectual Property Rights, (b) the right, title and interest of Nintendo in and to the Intellectual Property Rights, and (c) the right, title, and interest of Nintendo in and to the Proprietary Rights associated with all aspects of Wii. LICENSEE recognizes that the Development Tools, Games, Game Discs and Licensed Products will embody valuable rights of Nintendo and Nintendo’s licensors. LICENSEE represents and warrants that it will not undertake any act or thing which in any way impairs or is intended to impair any part of the right, title, interest or goodwill of Nintendo in the Intellectual Property Rights. LICENSEE’s use of the Intellectual Property Rights shall not create any right, title or interest of LICENSEE therein. Licensee is authorized and permitted to develop Games, and have manufactured, advertise, market, and sell Licensed Products, only for play on Wii and only in accordance with this Agreement.

3.3 LICENSEE Restrictions and Prohibitions. LICENSEE is not licensed to and covenants that, without the express, written consent of NOA, it will not at any time, directly or indirectly, do or cause to be done any of the following:

(a) grant access to, distribute, transmit or broadcast a Game by electronic means or by any other means known or hereafter devised, including, without limitation, by wireless, cable, fiber optic, telephone lines, microwave, radiowave, computer or other device network, except (a) as a part of local wireless Game play on and among two or more Wii systems, or between Wiis and Nintendo DS systems (b) for the purpose of facilitating Game development under the terms of this Agreement, or (c) as otherwise approved in writing by Nintendo. LICENSEE shall use reasonable security measures, customary within the high technology industry, to reduce the risk of unauthorized interception or retransmission of any Game transmission. No right of retransmission shall attach to any authorized transmission of a Game;

(b) authorize or permit any online activities involving a Game, including, without limitation, multiplayer, peer-to-peer or online play;

(c) modify, install or operate a Game on any server or computing device for the purpose of or resulting in the rental, lease, loan or other grant of remote access to the Game;

(d) emulate, interoperate, interface or link a Game for operation or use with any hardware or software platform, accessory, computer language, computer environment, chip instruction set, consumer electronics device or device other than Wii, the Nintendo DS system, the Development Tools or such other Nintendo system as NOA may authorize in the Guidelines; provided, however, that LICENSEE may do so for the sole purpose of facilitating development of a Game under the terms of this Agreement;

(e) embed, incorporate, or store a Game in any media or format except the optical disc format utilized by Wii, except as may facilitate the Game development process under this Agreement;

(f) design, implement or undertake any process, procedure, program or act designed to disable, obstruct, circumvent or otherwise diminish the effectiveness or operation of the Security Technology;

(g) utilize the Intellectual Property Rights to design or develop any interactive video game program, except as authorized under this Agreement;

(h) manufacture or reproduce a Game developed under this Agreement, except through Nintendo; or

(i) Reverse Engineer or assist in Reverse Engineering all or any part of Wii, including the hardware, software (embedded or not) or the Security Technology; [***].

(j) engage in the distribution of (1) Games, (2) demos, updates or additions of any kind for any Licensed Product, or (3) Microtransactions, through the Wii Network Services or other online means, without a separate written agreement with Nintendo addressing such activities;

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(k) include advertising or product placements for products or services of third parties, whether in the Game, as separate content on a Game Disc (e.g., a trailer), or in the Printed Materials;

(l) develop any Game that permits Nintendo’s Mii characters to appear;

(m) fail to strictly adhere to NOA’s Guidelines on Mii usage for any permitted use of Miis in Games; or

(n) send any data, content, messages, advertising, or other communications of any kind to any consumer’s Wii console through the Wii Network Services or otherwise.

Nothing in this Section 3.3 shall be deemed to prohibit LICENSEE from developing a game for other video game systems where such game has a similar audiovisual display, look, or feel as found in the Game(s) developed by LICENSEE under this Agreement, provided that LICENSEE does not use in the development thereof, or incorporate therein, any Nintendo Intellectual Property Rights.

3.4 No Free-Riding; No Co-Publishing Arrangements. To protect Nintendo’s valuable Intellectual Property Rights, to prevent the dilution of Nintendo’s trademarks and to preclude free-riding by third parties on the goodwill associated with Nintendo’s trademarks, the license granted under this Agreement is limited to LICENSEE and may not be delegated or contracted out for the benefit of a third party, except as provided in Section 12.2. This Agreement, together with all submissions, representations, undertakings and approvals contemplated of LICENSEE by this Agreement, is and shall remain the right and obligation only of LICENSEE. All Printed Materials and Marketing Materials for a Game shall prominently and accurately identify LICENSEE as NOA’s licensee. NOA does not permit the designation or identification of any third party co-publisher for a Game on any Game Disc or Game Disc label Artwork, however, LICENSEE may identify a third party as a co-publisher, licensor, developer or other partner of LICENSEE in those Printed Materials (other than the Game Disc label), Marketing Materials or Game credits, as authorized under the Guidelines. For purposes of clarification, LICENSEE’s name, or logo, will appear on the Licensed Product Game Disc case and Game Disc label as it appears in the preamble of this Agreement.

3.5 Development Tools. Nintendo may lease, loan or sell Development Tools to LICENSEE to assist in the development of Games under this Agreement. Ownership and use of any Development Tools shall be subject to the terms of this Agreement and any separate license or purchase agreement required by Nintendo or any third party licensing the Development Tools. LICENSEE acknowledges the respective interests of Nintendo, and in the case of third-party Development Tools, such third parties, in and to the Proprietary Rights associated with the Development Tools. LICENSEE’s use of the Development Tools shall not create any right, title or interest of LICENSEE therein. LICENSEE shall not, directly or indirectly, (a) use the Development Tools for any purpose except the design and development of Games under this Agreement, (b) reproduce or create derivatives of the Development Tools, except in association with the development of Games under this Agreement, (c) Reverse Engineer the Development Tools [***], or (d) sell, lease, assign, lend, license, encumber or otherwise transfer the Development Tools, except as may be allowed pursuant to Sections 3.6 and 8.3 below. Anything developed or derived by LICENSEE as a result of a study of the performance, design or operation of any Nintendo Development Tools shall be considered a derivative work of the Intellectual Property Rights and shall belong to Nintendo, but may be retained and utilized by LICENSEE in connection with this Agreement. In no event shall LICENSEE (i) seek, claim or file for any patent, copyright or other Proprietary Right with regard to any portions of such derivative work that include Intellectual Property Rights, (ii) make available to any third parties any portions of such derivative work that include Intellectual Property Rights, except to an Independent Contractor of LICENSEE in accordance with the requirements of Sections 3.6 and 8.3 below, or (iii) use any portions of such derivative work that include Intellectual Property Rights except in connection with the design and development of Games under this Agreement. Anything developed or derived by LICENSEE as a result of a study of the performance, design or operation of any third-party Development Tools shall be governed by the terms of the license agreement

CONFIDENTIAL LICENSE AGREEMENT FOR THE Wii CONSOLE (WESTERN HEMISPHERE)	PAGE 5

applicable to such Development Tools. Notwithstanding any referral or information provided or posted regarding third-party Development Tools, NOA and Nintendo Co., Ltd. make no representations or warranties with regard to any such third-party Development Tools. LICENSEE acquires and utilizes third-party Development Tools at its own risk.

3.6 Third Party Developers. LICENSEE shall not disclose the Confidential Information, the Guidelines or the Intellectual Property Rights to any Independent Contractor, nor permit any Independent Contractor to perform or assist in development work for a Game, unless and until such Independent Contractor has signed a confidentiality agreement with LICENSEE that is no less restrictive than the terms of Section 8 below, and that expressly includes the following language:

“Independent Contractor may have access to highly-confidential and proprietary information, intellectual property, and trade secrets of Nintendo Co., Ltd. and/or Nintendo of America Inc. (collectively, “Nintendo”). Independent Contractor expressly acknowledges (i) the valuable nature of such materials; and (ii) Nintendo’s right, title and interest in such materials. All such materials constitute confidential information under this agreement and shall be treated by Independent Contractor as such. Independent Contractor shall not undertake any act or thing which in any way impairs or is intended to impair any part of the right, title, interest or goodwill of Nintendo in such materials. Independent Contractor’s use of such materials shall not create any right, title or interest of Independent Contractor therein. Nintendo Co., Ltd. and Nintendo of America Inc. are intended third-party beneficiaries of this agreement.”

LICENSEE shall, upon request by NOA, provide NOA with copies of the confidentiality agreements required by this Section. Notwithstanding any such confidentiality agreement, LICENSEE shall remain fully responsible for, and shall hold NOA and Nintendo Co., Ltd. harmless against, any breach of the confidentiality agreement by any Independent Contractor involving any Confidential Information, Guidelines, or Intellectual Property Rights. Licensee may develop Games by or through its wholly-owned subsidiaries, provided that such subsidiaries are known to NOA and are made expressly subject to the terms of the NDA.

3.7 Games Developed for Linked Play on Two Systems. In the event the Guidelines permit LICENSEE to develop a Game for simultaneous or linked play on Wii and on another Nintendo video game system, LICENSEE shall be required to acquire and maintain with NOA such additional licenses as are necessary for the use of the Proprietary Rights associated with such other Nintendo video game system.

4. SUBMISSION AND APPROVAL OF GAME AND ARTWORK

4.1 Submission of a Completed Game to NOA. Upon completion of a Game, LICENSEE shall deliver a prototype of the Game to NOA in a format specified in the Guidelines. Delivery shall be made in accordance with the methods specified in the Guidelines. Each Submission shall include such other information or documentation that is required under the Guidelines, including, for example, a complete set of written user instructions, a complete description of any security holes, backdoors, time bombs, cheats, “easter eggs” or other hidden features or characters in the Game and a complete screen text script. LICENSEE must establish that the Game and any other content included on the Game Disc complies with the Advertising Code of Conduct of the Entertainment Software Ratings Board (“ESRB”) and that the Game has been rated EC, E, E10+, T or M (or another non-Adult Only category added by the ESRB) by the ESRB. LICENSEE shall provide NOA with a certificate of rating for the Game issued by the ESRB.

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4.2 Testing of a Completed Game. Upon submission of a completed Game, NOA and Nintendo Co., Ltd. shall promptly test the Game with regard to its technical compatibility with and error-free operation on Wii, utilizing the lot check process. Within a reasonable period of time after receipt, NOA shall approve or disapprove such Game (and shall communicate the approval or disapproval of Nintendo). If a Game is disapproved, NOA shall specify in writing the reasons for such disapproval and state what corrections are necessary. After making the necessary corrections, LICENSEE may, at its discretion, submit a revised Game to NOA for testing. [***] NOA shall not unreasonably withhold or delay its approval of any Game. Neither the testing nor approval of a Game by NOA or Nintendo Co., Ltd. shall relieve LICENSEE of its sole responsibility for the development, quality and operation of the Game or in any way create any warranty by NOA or Nintendo Co., Ltd. relating to any Licensed Product.

4.3 Production of Check Discs. By submission of a completed Game to NOA in accordance with section 4.1, LICENSEE authorizes Nintendo to proceed with production of Check Discs for such Game. If NOA approves a Game, it shall promptly, and without further notification to or instruction from LICENSEE, submit such Game for the production of Check Discs. Unless otherwise advised by LICENSEE, following production of the Check Discs, NOA shall deliver to LICENSEE approximately ten (10) Check Discs for content verification, testing and final approval by LICENSEE.

4.4 Approval or Disapproval of Check Discs by LICENSEE. If, after review and testing, LICENSEE approves the Check Discs, it shall promptly transmit to NOA a signed authorization for production in the form specified in the Guidelines. If LICENSEE does not approve the sample Check Discs for any reason, LICENSEE shall advise NOA in writing and may, after undertaking any necessary changes or corrections, resubmit the Game to NOA for approval in accordance with the procedures set forth in this Section 4. The absence of a signed authorization form from LICENSEE within five (5) days after delivery of the Check Discs to LICENSEE shall be deemed disapproval of such Check Discs. Production of any order for Bulk Goods shall not proceed without LICENSEE’s signed authorization.

4.5 Cost of Disc Stamper Production. If LICENSEE (a) disapproves the Check Discs for any reason other than defects caused by Nintendo or its agents or (b) fails to order the minimum order quantity of any Game approved by NOA, LICENSEE shall reimburse NOA (or its designee) for the reasonable estimated cost of the production of the Check Discs, including the cost of the disc stamper. The payment will be due upon the earlier of (x) the subsequent submission by LICENSEE of a revised version of the Game to NOA, or (y) six months after the date the Game was first approved by NOA.

4.6 Submission and Approval of Artwork. Prior to submitting a completed Game to NOA under Section 4.1, LICENSEE shall submit to NOA all Artwork for the proposed Licensed Product. Within ten (10) business days of receipt, NOA shall approve or disapprove the Artwork based on the applicable criteria set forth in the Guidelines. If any Artwork is disapproved, NOA shall specify in writing the reasons for such disapproval and state what corrections or improvements are necessary to cause the submitted Artwork to conform to the applicable Guidelines. After making the necessary corrections or improvements, LICENSEE may, at its discretion, submit revised Artwork to NOA for approval. [***] NOA shall not unreasonably withhold or delay its approval of any Artwork. The approval of the Artwork by NOA shall not relieve LICENSEE of its sole responsibility for the development and quality of the Artwork or in any way create any warranty for the Artwork or the Licensed Product by NOA. All Artwork must be approved prior to submitting an order for the Bulk Goods, and LICENSEE shall not produce any Printed Materials for commercial distribution until such Artwork has been approved by NOA.

4.7 Promotional Discs. In the event NOA issues Guidelines in the future that permit LICENSEE to develop and distribute Promotional Discs, either separately or as a part of the Licensed Product, the content and specifications of such Promotional Disc shall be subject to all of the terms and conditions of this Agreement, including, without limitation, the Guidelines, the Price Schedule and the submission and approval procedures provided for in this Section 4.

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5. ORDER PROCESS, PURCHASE PRICE, PAYMENT AND DELIVERY

5.1 Submission of Orders by LICENSEE. After receipt of NOA’s approval for a Game and Artwork, LICENSEE may at any time submit a written purchase order to NOA for Bulk Goods for such Game. The terms and conditions of this Agreement shall control over any contrary or additional terms of such purchase order or any other written documentation or verbal instruction from LICENSEE. All orders shall be subject to acceptance by NOA in Redmond, WA.

5.2 Purchase Price and Minimum Order Quantities. The purchase price and minimum order quantities for the Bulk Goods shall be set forth in NOA’s then current Price Schedule. Unless otherwise specifically provided for, the purchase price includes the cost of manufacturing a single Game Disc, together with a royalty for the use of the Intellectual Property Rights. No taxes, duties, import fees or other tariffs related to the development, manufacture, import, marketing or sale of the Licensed Products (except for taxes imposed on NOA’s income) are included in the purchase price and all such taxes are the responsibility of LICENSEE; [***]. The Price Schedule is subject to change by NOA at any time without Notice, provided however, that any price increase shall be applicable only to purchase orders submitted, paid for, and accepted by NOA after the effective date of the price increase.

5.3 Payment. Upon placement of an order with NOA, LICENSEE shall pay the full purchase price either (a) by tender of an irrevocable letter of credit in favor of NOA (or its designee) and payable at sight, issued by a bank acceptable to NOA and confirmed, if requested by NOA, at LICENSEE’s expense, or (b) in cash, by wire transfer to an account designated by NOA. All letters of credit shall comply with NOA’s written instructions and all associated banking charges shall be for LICENSEE’s account.

5.4 Delivery of Bulk Goods. Bulk Goods shall be delivered to LICENSEE FCA Torrance, California, USA, or such other delivery point within the continental United States as may be specified by NOA. Orders may be delivered in partial shipments, at NOA’s option. Title to Bulk Goods shall vest in LICENSEE in accordance with the terms of the applicable letter of credit, or in the absence thereof, upon delivery to LICENSEE and receipt by NOA of full payment for the shipment at issue. The term “FCA” shall have the same meaning for purposes of this Section as given by INCOTERMS 2000.

5.5 Rebate Program. NOA, at its sole option, may elect to offer a Rebate Program to its Wii licensees. If NOA offers such a Rebate Program, LICENSEE shall be entitled to participate in it, and the terms and conditions applicable to LICENSEE under the Rebate Program shall be the same as those applicable to NOA’s other Wii licensees. The terms and conditions of any Rebate Program shall, however, be subject to NOA’s sole discretion. LICENSEE shall not be entitled to offset any claimed rebate amount against other amounts owing NOA. No interest shall be payable by NOA to LICENSEE on any claimed rebate. The Rebate Program is subject to change or cancellation by NOA at any time without Notice.

6. MANUFACTURE OF THE LICENSED PRODUCT

6.1 Manufacturing. Nintendo Co., Ltd. shall be the exclusive source for the manufacture of the Game Discs, Check Discs and Promotional Discs, with responsibility for all aspects of the manufacturing process, including the selection of the locations and specifications for any manufacturing facilities, determination of materials and processes, appointment of suppliers and subcontractors and management of all work-in-progress. Upon acceptance by NOA of a purchase order from LICENSEE and receipt of payment as provided for at Section 5.3 herein, NOA shall place the order with Nintendo Co., Ltd. who shall (through its suppliers and subcontractors) arrange for manufacturing.

6.2 Security Features. The final release version of the Game, the Game Disc and the Printed Materials shall include such Security Technology as Nintendo, in its sole discretion, deems necessary or appropriate to (a) reduce the risk of unlawful copying or other unlawful, unsafe or unauthorized uses, (b) protect the Proprietary Rights of Nintendo and of LICENSEE, (c) promote consumer confidence, and (d) increase the quality or reliability of Wii.

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6.3 Printed Materials for Bulk Goods. It shall be the responsibility of LICENSEE to assemble the Printed Materials and Bulk Goods into the Licensed Products in accordance with the Guidelines. No other materials, items, products or packaging may be included or assembled with the Bulk Goods without NOA’s prior written consent. Bulk Goods may be sold or distributed by LICENSEE only when fully assembled in accordance with the Guidelines.

6.4 Prior Approval of LICENSEE’s Independent Contractors. Prior to the placement of a purchase order for Bulk Goods, LICENSEE shall obtain NOA’s approval of any Independent Contractors, other than an entity controlled by, controlling or under common control with LICENSEE, selected to perform the production and assembly operations. LICENSEE shall provide NOA with the names, addresses and all business documentation reasonably requested by NOA for such Independent Contractors. NOA may, prior to approval and at reasonable intervals thereafter, (a) require submission of additional business or financial information regarding the Independent Contractors, (b) inspect applicable facilities of the Independent Contractors, and (c) be present to supervise any work on the Licensed Products to be done by the Independent Contractors. If at any time NOA deems the Independent Contractor to be unable to meet quality, security or performance standards reasonably established by NOA, NOA may refuse to grant its approval or withdraw its approval upon Notice to LICENSEE. LICENSEE may not proceed with the production of the Printed Materials or assembly of the Licensed Product by such Independent Contractor until NOA’s concerns have been resolved to its satisfaction or until LICENSEE has selected and received NOA’s approval of another Independent Contractor. NOA may establish preferred or required supply sources for select components of the Printed Materials, or for assembly of Printed Materials and Bulk Goods into Licensed Products, which sources shall be deemed preapproved in accordance with this Section 6.4. [***] LICENSEE shall comply with all sourcing requirements established by NOA.

6.5 Sample Printed Materials. Within a reasonable period of time after LICENSEE’s assembly of an initial order for Bulk Goods for a Game title, LICENSEE shall provide NOA with (a) six (6) samples of the fully assembled Licensed Product, and (b) seventy-five (75) samples of the LICENSEE produced Printed Materials (excluding the plastic disc storage case, warranty card, and poster) for such Game title.

6.6 Retention of Sample Licensed Products by NOA. NOA or Nintendo may, at their own expense, manufacture reasonable quantities of the Bulk Goods, and make a reasonable number of copies of the Printed Materials to be used for archival purposes, legal proceedings against infringers of the Intellectual Property Rights and for other lawful purposes, but in no event for subsequent sale or distribution.

7. MARKETING AND ADVERTISING

7.1 Approval of Marketing Materials. LICENSEE represents and warrants that the Printed Materials and the Marketing Materials shall be of high quality and comply with (a) the Guidelines, (b) the ESRB’s Advertising Code of Conduct and Principles and Guidelines for Responsible Advertising, and (c) all applicable laws and regulations in those jurisdictions in the Territory where they will be used or distributed, including without limitation all applicable privacy laws such as the Children’s Online Privacy Protection Act. Prior to actual use or distribution, LICENSEE shall submit to NOA for review samples of all proposed Marketing Materials. NOA shall, within ten (10) business days of receipt, approve or disapprove of the quality of such samples based on the applicable criteria set forth in the Guidelines. If any of the samples are disapproved, NOA shall specify the reasons for such disapproval and state what corrections and/or improvements are necessary to cause the submitted Marketing Materials to conform to the applicable Guidelines. After making the necessary corrections and/or improvements, LICENSEE may, at its discretion submit revised samples for approval by NOA. [***] The process described in the four preceding sentences shall be repeated until NOA either approves the samples or LICENSEE determines (at its discretion) that it shall not re-submit the samples for approval. No Marketing Materials shall be used or distributed by LICENSEE without NOA’s prior written approval. NOA shall not unreasonably withhold or delay its approval of any proposed Marketing Materials.

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7.2 Restriction on Bundling. [***] To protect Nintendo’s valuable Intellectual Property Rights, to prevent the dilution of Nintendo’s trademarks and to preclude free-riding by non-licensed products on the goodwill associated with Nintendo’s trademarks, LICENSEE shall not market or distribute any Games or Game Discs that have been bundled with any peripheral designed for use with Wii that has not been licensed or approved in writing by NOA.

7.3 Warranty and Repair. LICENSEE shall provide the original consumer of any Licensed Product unit with a minimum ninety (90) day limited warranty on all Licensed Products. LICENSEE shall also provide reasonable product service, including out-of-warranty service, for all Licensed Products. LICENSEE shall make such warranty and repair information available to consumers as required by applicable federal and state law.

7.4 Business Facilities. LICENSEE agrees to develop and maintain (a) suitable office facilities within the United States, adequately staffed to enable LICENSEE to fulfill all responsibilities under this Agreement, (b) necessary warehouse, distribution, marketing, sales, collection and credit operations to facilitate proper handling of the Licensed Products, and (c) customer service and game counseling, including telephone service, to adequately support the Licensed Products in accordance with game industry standards in each country or local market where LICENSEE distributes Licensed Products.

7.5 No Sales Outside the Territory. LICENSEE covenants that it shall not market, sell, offer to sell, import or distribute the Licensed Products outside the Territory, or to any third party within the Territory whom LICENSEE knows, or has reason to know, intends to subsequently distribute such Licensed Products outside the Territory.

7.6 [SECTION INTENTIONALLY OMITTED.]

7.7 NOA Promotional Materials, Publications and Events. At its option and expense, NOA may (a) utilize screen shots, Artwork and information regarding the Licensed Products in Nintendo Power, Nintendo Power Source, official Nintendo sponsored web sites or other advertising, promotional or marketing media, which promote Nintendo products, services or programs, and (b) exercise public performance rights in the Games published by LICENSEE and use related trademarks and Artwork in connection with NOA sponsored contests, tours, conventions, trade shows, press briefings and similar events which promote Wii. NOA shall make a reasonable, good faith effort to advise LICENSEE in advance of any such use of LICENSEE’s Games or related trademarks.

7.8 Nintendo Gateway System. To promote and increase demand for games on Nintendo video game systems, NOA licenses select games in various non-coin activated commercial settings such as commercial airlines, cruise ships, rail systems and hotels, where customers play games on specially adapted Nintendo video game hardware referred to as the “Nintendo Gateway System”. If NOA identifies a Game for possible license on the Nintendo Gateway System, the parties agree to conduct good faith negotiations to determine commercially reasonable terms for such participation.

8. CONFIDENTIAL INFORMATION

8.1 Definition. Confidential Information means information provided to LICENSEE by Nintendo or any third party working with Nintendo relating to the hardware and software for Wii or the Development Tools, including, but not limited to, (a) all current or future information, know-how, techniques, methods, information, tools, emulator hardware or software, software development specifications, proprietary manufacturing processes and/or trade secrets, (b) any information on patents or patent applications, (c) any business, legal, marketing, pricing or sales data or information, and (d) any other information or data relating to development, design, operation, manufacturing, marketing or sales. Confidential Information shall include all confidential information disclosed, whether in writing, orally, visually, or in the form of drawings, technical specifications, software, samples, pictures, models, recordings, or other tangible items which contain or manifest, in any form, the above listed information. Confidential Information shall not include (i) data and information which was in the public domain prior to LICENSEE’s receipt of the same hereunder, or which subsequently becomes part of the public domain by publication or otherwise, except by LICENSEE’s wrongful act or omission, (ii) data and information

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which LICENSEE can demonstrate, through written records kept in the ordinary course of business, was in its possession without restriction on use or disclosure, prior to its receipt of the same hereunder and was not acquired directly or indirectly from Nintendo under an obligation of confidentiality which is still in force, and (iii) data and information which LICENSEE can show was received by it from a third party who did not acquire the same directly or indirectly from Nintendo and to whom LICENSEE has no obligation of confidentiality.

8.2 Disclosures Required by Law. LICENSEE shall be permitted to disclose Confidential Information if such disclosure is required by an authorized governmental or judicial entity, provided that LICENSEE shall notify NOA at least thirty (30) days prior to such disclosure. LICENSEE shall use its best efforts to limit the disclosure to the greatest extent possible consistent with LICENSEE’s legal obligations, and if required by NOA, shall cooperate in the preparation and entry of appropriate protective orders.

8.3 Disclosure and Use. NOA may provide LICENSEE with highly confidential development information, Guidelines, Development Tools, systems, specifications and related resources and information constituting and incorporating the Confidential Information to assist LICENSEE in the development of Games. LICENSEE agrees to maintain all Confidential Information as strictly confidential and to use such Confidential Information only in accordance with this Agreement. LICENSEE shall limit access to the Confidential Information to LICENSEE’s employees, and Independent Contractors that are in compliance with the requirements of Section 3.6 above, having a strict need to know and shall advise such individuals of their obligation of confidentiality as provided herein. LICENSEE shall require each such individual retain in confidence the Confidential Information pursuant to a written non-disclosure agreement with LICENSEE. LICENSEE shall use its best efforts to ensure that individuals who are permitted hereunder to work with or otherwise having access to Confidential Information shall not disclose or make any unauthorized use of the Confidential Information.

8.4 Agreement Confidentiality. LICENSEE and NOA each agrees that the terms, conditions and contents of this Agreement shall be treated as confidential. Any public announcement or press release regarding this Agreement shall be subject to the prior written approval of both parties. The parties may disclose this Agreement (a) to accountants, banks, financing sources, lawyers, parent companies and related parties under substantially equivalent confidentiality obligations, (b) in connection with any formal legal proceeding for the enforcement of this Agreement, (c) as required by the regulations of the Securities and Exchange Commission (“SEC”), provided that all Confidential Information shall be redacted from such disclosures to the maximum extent allowed by the SEC, and (d) in response to lawful process, subject to a written protective order.

8.5 Notification Obligations. LICENSEE shall promptly notify NOA of the unauthorized use or disclosure of any Confidential Information by LICENSEE or any of its employees, or any Independent Contractor or its employees, and shall promptly act to recover any such information and prevent further breach of the obligations herein. The obligations of LICENSEE set forth herein are in addition to and not in lieu of any other legal remedy that may be available to NOA under this Agreement or applicable law.

8.6 Continuing Effect of the NDA. The terms of this Section 8 supplement the terms of the NDA, which shall remain in effect. In the event of a conflict between the terms of the NDA and this Agreement, the provisions of this Agreement shall control.

9. REPRESENTATIONS AND WARRANTIES

9.1 LICENSEE’s Representations and Warranties. LICENSEE represents and warrants that:

(a) it is a duly organized and validly existing corporation and has full authority to enter into this Agreement and to carry out the provisions hereof,

(b) the execution, delivery and performance of this Agreement by LICENSEE does not conflict with any agreement or understanding to which LICENSEE may be bound, and

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(c) excluding the Intellectual Property Rights, LICENSEE is either (i) the sole owner in the Territory of all right, title and interest in and to the trademarks, copyrights and all other Proprietary Rights incorporated into the Game or the Artwork or used in the development, advertising, marketing and sale of the Licensed Products or the Marketing Materials, or (ii) the holder of such rights in the Territory, including trademarks, copyrights and all other Proprietary Rights which belong to any third party but have been licensed from such third party by LICENSEE, as are necessary for incorporation into the Game or the Artwork or as are used in the development, advertising, marketing and sale of the Licensed Products or the Marketing Materials under this Agreement.

9.2 NOA’s Representations and Warranties. NOA represents and warrants that:

(a) it is a duly organized and validly existing corporation and has full authority to enter into this Agreement and to carry out the provisions hereof, and

(b) the execution, delivery and performance of this Agreement by NOA does not conflict with any agreement or understanding to which NOA may be bound.

9.3 INTELLECTUAL PROPERTY RIGHTS DISCLAIMER. NOA (ON ITS OWN BEHALF AND ON BEHALF OF NINTENDO AND ITS AFFILIATES, LICENSORS, SUPPLIERS AND SUBCONTRACTORS) EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE SCOPE OR VALIDITY OF THE INTELLECTUAL PROPERTY RIGHTS. NOA (ON ITS OWN BEHALF AND ON BEHALF OF NINTENDO AND ITS AFFILIATES, LICENSORS, SUPPLIERS AND SUBCONTRACTORS) EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE DESIGN, DEVELOPMENT, ADVERTISING, MARKETING OR SALE OF THE LICENSED PRODUCTS OR THE USE OF THE INTELLECTUAL PROPERTY RIGHTS BY LICENSEE WILL NOT INFRINGE UPON ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY. ANY WARRANTY THAT MAY BE PROVIDED IN ANY APPLICABLE PROVISION OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER COMPARABLE LAW OR STATUTE IS EXPRESSLY DISCLAIMED. LICENSEE HEREBY ASSUMES THE RISK OF INFRINGEMENT.

9.4 GENERAL DISCLAIMER. NOA (ON ITS OWN BEHALF AND ON BEHALF OF NINTENDO AND ITS AFFILIATES, LICENSORS, SUPPLIERS AND SUBCONTRACTORS) EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO THE BULK GOODS AND THE LICENSED PRODUCTS, INCLUDING, WITHOUT LIMITATION, THE SECURITY TECHNOLOGY. LICENSEE PURCHASES AND ACCEPTS ALL BULK GOODS AND LICENSED PRODUCTS ON AN “AS IS” AND “WHERE IS” BASIS. NOA (ON ITS OWN BEHALF AND ON BEHALF OF NINTENDO AND ITS AFFILIATES, LICENSORS, SUPPLIERS AND SUBCONTRACTORS) EXPRESSLY DISCLAIMS ALL WARRANTIES UNDER THE APPLICABLE LAWS OF ANY COUNTRY, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A GENERAL OR PARTICULAR PURPOSE.

9.5 LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER NOA NOR NINTENDO (NOR THEIR AFFILIATES, LICENSORS, SUPPLIERS OR SUBCONTRACTORS) SHALL BE LIABLE FOR LOSS OF PROFITS, OR FOR ANY SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF LICENSEE OR ITS CUSTOMERS ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT BY NOA, THE MANUFACTURE OF THE BULK GOODS OR THE USE OF THE BULK GOODS ON ANY NINTENDO VIDEO GAME SYSTEM BY LICENSEE OR BY ANY END USER.

10. INDEMNIFICATION

10.1 Claim. “Claim” means any and all third party claims, demands, actions, suits, proceedings, losses, liabilities, damages, expenses and costs, including, without limitation, reasonable attorneys’ fees and costs and any expenses incurred in the settlement or avoidance of any such claim. “Claim” shall specifically include civil, criminal, and regulatory matters, and those brought by any third party (including governmental authorities or agencies) under any federal, state, or foreign law or regulation, or the rules of any self-regulatory body (e.g., ESRB).

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10.2 LICENSEE’s Indemnification. LICENSEE shall indemnify and hold harmless NOA and Nintendo (and any of their respective affiliates, subsidiaries, licensors, suppliers, officers, directors, employees or agents) from any Claims which are alleged to result from or be in connection with:

(a) a breach by LICENSEE of any of the provisions in this Agreement,

(b) any infringement of a third party’s Proprietary Rights as a result of the design, development, advertising, marketing, sale or use of any aspect of the Licensed Products, Promotional Materials or the Marketing Materials,

(c) a defect, failure to warn, bodily injury (including death) or other personal or property damage arising out of, or in connection with, the design, development, advertising, marketing, sale or use of any aspect of the Licensed Products, and

(d) the design, development, advertising, marketing, sale or use of any aspect of the Licensed Products, Promotional Materials or the Marketing Materials.

NOA and LICENSEE shall give prompt Notice to the other of any Claim which is or which may be subject to indemnification under this Section 10. With respect to any such Claim, LICENSEE, as indemnitor, shall have the right to select counsel and to control the defense and/or settlement thereof. NOA may, at its own expense, participate in such action or proceeding with counsel of its own choice. LICENSEE shall not enter into any settlement of any Claim in which (i) NOA or Nintendo has been named as a party and such settlement involves an admission of liability or other obligation or restriction on the part of NOA or Nintendo, or (ii) Intellectual Property Rights have been asserted, without NOA’s prior written consent such consent not to be unreasonably withheld or delayed. NOA shall provide reasonable assistance to LICENSEE in its defense of any Claim.

10.3 LICENSEE’s Insurance. LICENSEE shall, at its own expense, obtain a comprehensive policy of general liability insurance (including coverage for advertising injury and product liability Claims) from an insurance company rated at least B+ by A.M. Best. Such policy of insurance shall be in an amount of not less than Five Million Dollars ($5,000,000 US) on a per occurrence basis and shall provide for adequate protection against any Claims. Such policy shall name NOA and Nintendo Co., Ltd. as additional insureds and shall specify it may not be canceled without thirty (30) days’ prior written Notice to NOA. A Certificate of Insurance shall be provided to NOA’s Licensing Department not later than the date of the initial order of Bulk Goods under this Agreement. If LICENSEE fails to provide NOA’s Licensing Department with such Certificate of Insurance or fails to maintain such insurance at any time during the Term and for a period of two (2) years thereafter, NOA, in its sole discretion may secure comparable insurance, at LICENSEE’s expense, for the sole benefit and protection of NOA and Nintendo Co., Ltd. only and not for LICENSEE.

10.4 Suspension of Production. In the event NOA deems itself at risk with respect to any Claim under this Section 10, NOA may, at its sole option, suspend production, delivery or order acceptance for any Bulk Goods, in whole or in part, pending resolution of such Claim.

11. PROTECTION OF PROPRIETARY RIGHTS

11.1 Joint Actions against Infringers. LICENSEE and NOA may agree to jointly pursue cases of infringement involving the Licensed Products, as such Licensed Products will contain Proprietary Rights owned by each of them. Unless the parties otherwise agree, or unless the recovery is expressly allocated between them by the court, in the event of such an action, any recovery shall be used first to reimburse LICENSEE and NOA for their respective reasonable attorneys’ fees and costs, pro rata, and any remaining recovery shall be distributed to LICENSEE and NOA, pro rata, based upon the fees and costs incurred in bringing such action.

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11.2 Actions by LICENSEE. LICENSEE, without the consent of NOA, may bring any action or proceeding relating to an infringement or potential infringement of LICENSEE’s Proprietary Rights in the Licensed Products. LICENSEE will have the right to retain all proceeds it may derive from any recovery in connection with such actions.

11.3 Actions by NOA. NOA, without the consent of LICENSEE, may bring any action or proceeding relating to an infringement or potential infringement of NOA’s Intellectual Property Rights in the Licensed Products. NOA will have the right to retain all proceeds it may derive from any recovery in connection with such actions.

12. ASSIGNMENT

12.1 Definition. “Assignment” means every type and form of assignment, transfer, sale, sublicense, delegation, encumbrance, pledge and/or hypothecation of LICENSEE’s rights or obligations under this Agreement, including, but not limited to, (a) a voluntary assignment, transfer, sale, sublicense, delegation, encumbrance, pledge and/or hypothecation by LICENSEE of all or any portion of its rights or obligations under this Agreement, (b) the assignment, transfer, sale, sublicense, delegation, encumbrance, pledge and/or hypothecation of all or any portion of LICENSEE’s rights or obligations under this Agreement to or by LICENSEE’s trustee in bankruptcy, receiver, or other individual or entity appointed to control or direct the business and affairs of LICENSEE, (c) an involuntary assignment, transfer, sale, sublicense, delegation, encumbrance, pledge or hypothecation of all or a portion of LICENSEE’s rights or obligations under this Agreement, including but not limited to a foreclosure by a third party upon assets of LICENSEE, (d) the merger or consolidation of LICENSEE if LICENSEE is a corporation, and (e) any other means or method whereby rights or obligations of LICENSEE under this Agreement are sold, assigned or transferred to another individual or entity for any reason. Assignment also includes the sale, assignment, transfer or other event affecting a change in the controlling interest of LICENSEE, whether by sale, transfer or assignment of shares in LICENSEE, or by sale, transfer or assignment of partnership interests in LICENSEE, or otherwise.

12.2 No Assignment by LICENSEE. This Agreement and the subject matter hereof are personal to LICENSEE. No Assignment of LICENSEE’s rights or obligations hereunder shall be valid or effective without NOA’s prior written consent, [***]. In the event of an attempted Assignment in violation of this provision, NOA shall have the right at any time, at its sole option, to immediately terminate this Agreement. Upon such termination, NOA shall have no further obligation under this Agreement to LICENSEE or to LICENSEE’s intended or purported assignee.

12.3 Proposed Assignment. Prior to any proposed Assignment of this Agreement, other than to an entity controlled by, controlling or under common control with LICENSEE, LICENSEE shall give NOA not less than thirty (30) days prior written Notice thereof, which Notice shall disclose the name of the proposed assignee, the proposed effective date of the Assignment and the nature and extent of the rights and obligations that LICENSEE proposes to assign. NOA may, in its sole discretion, approve or disapprove such proposed Assignment. Unless written consent is given by NOA to a proposed Assignment, any attempted or purported Assignment shall be deemed disapproved and NOA shall have the unqualified right, in its sole discretion, to terminate this Agreement at any time. Upon termination, NOA shall have no further obligation under this Agreement to LICENSEE or to LICENSEE’s intended or purported assignee.

12.4 Non-Disclosure Obligation. LICENSEE shall not (a) disclose Nintendo’s Confidential Information to any proposed assignee of LICENSEE or (b) permit access to Nintendo’s Confidential Information by any proposed assignee or other third party, without the prior written consent of NOA to such disclosure, which consent shall not be unreasonably withheld or delayed. The Notice (and any other non-public information) provided by LICENSEE to NOA pursuant to the requirements of Section 12.3 shall be considered confidential information of LICENSEE and shall not be disclosed by Nintendo without LICENSEE’s consent.

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Notwithstanding the foregoing, LICENSEE shall be entitled to disclose a summary of the material terms of this Agreement (excluding pricing information) to third parties that have expressed a bona fide interest in acquiring all of, or an interest in, the assets or stock of LICENSEE (a “Potential Acquiror”) in connection with the Potential Acquiror’s due diligence activities; provided that the Potential Acquiror has executed a confidentiality agreement with LICENSEE that prohibits the Potential Acquiror from divulging the contents of the summary to any third parties other than its attorneys and accountants who have been engaged to assist in the evaluation of the potential acquisition.

13. TERM AND TERMINATION

13.1 Term. This Agreement shall commence on the Effective Date and continue for the Term, unless earlier terminated as provided for herein.

13.2 Breach. In the event that either party commits a breach of this Agreement, which is not cured within thirty (30) days after Notice thereof, then the non-breaching may terminate this Agreement upon Notice to the party in breach.

13.3 Bankruptcy. At NOA’s option, this Agreement may be terminated immediately and without Notice in the event that LICENSEE (a) makes an assignment for the benefit of creditors, (b) becomes insolvent, (c) files a voluntary petition for bankruptcy, (d) acquiesces to any involuntary bankruptcy petition, (e) is adjudicated as a bankrupt, or (f) ceases to do business. [***]

13.4 Termination Other Than by Breach. Upon the expiration of this Agreement or its termination other than by LICENSEE’s breach, LICENSEE shall have a period of one hundred eighty (180) days to sell any unsold Licensed Products. All Licensed Products in LICENSEE’s control following the expiration of such sell-off period shall be destroyed by LICENSEE within ten (10) days and Notice of such destruction (with proof certified by an officer of LICENSEE) shall be delivered to NOA. [***]

13.5 Termination by LICENSEE’s Breach. If this Agreement is terminated by NOA as a result of a breach of its terms and conditions by LICENSEE, LICENSEE shall immediately cease all distribution, advertising, marketing or sale of any Licensed Products. All Bulk Goods and Licensed Products in LICENSEE’s control as of the date of such termination shall be destroyed by LICENSEE within ten (10) days and Notice of such destruction (with proof certified by an officer of LICENSEE) shall be delivered to NOA.

13.6 Breach of NDA or other NOA License Agreements. At NOA’s option, any breach by LICENSEE of (a) the NDA, or (b) any other license agreement between NOA and LICENSEE relating to the development of games for any Nintendo video game system, which breach is not cured within the time period for cure allowed under the applicable agreement, shall be considered a material breach of this Agreement entitling NOA to terminate this Agreement in accordance with Section 13.2 herein.

13.7 No Further Use of the Intellectual Property Rights. Upon expiration or termination of this Agreement, LICENSEE shall cease all use of the Intellectual Property Rights for any purpose, except as may be required in connection with the sale of the Licensed Products authorized under Section 13.4 herein. LICENSEE shall, within thirty (30) days of expiration or termination, (a) return to NOA all Development Tools provided to LICENSEE by Nintendo, and (b) return to NOA or destroy any and all copies of materials constituting, relating to, or disclosing any Confidential Information, including but not limited to Guidelines, writings, drawings, models, data, and tools, whether in LICENSEE’s possession or in the possession of any past or present employee, agent or Independent Contractor who received the information through LICENSEE. Proof of such return or destruction shall be certified by an officer of LICENSEE and promptly provided to NOA.

13.8 Termination by NOA’s Breach. If this Agreement is terminated by LICENSEE as a result of a breach of its terms or conditions by NOA, LICENSEE may continue to sell the Licensed Products in the Territory until the expiration of the Term, at which time the provisions of Section 13.4 shall apply.

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14. GENERAL PROVISIONS

14.1 Export Control. LICENSEE agrees to comply with the export laws and regulations of the United States and any other country with jurisdiction over the Intellectual Property Rights, the Licensed Products or the Development Tools.

14.2 Force Majeure. Neither party shall be liable for any breach of this Agreement occasioned by any cause beyond the reasonable control of such party, including governmental action, war, riot or civil commotion, fire, natural disaster, labor disputes, restraints affecting shipping or credit, delay of carriers, inadequate supply of suitable materials, or any other cause which could not with reasonable diligence be controlled or prevented by the parties. In the event of material shortages, including shortages of materials or production facilities necessary for production of the Bulk Goods, NOA reserves the right to allocate such resources among itself and its licensees.

14.3 Records and Audit. During the Term and for a period of two (2) years thereafter, LICENSEE agrees to keep accurate, complete and detailed records relating to the use of the Confidential Information, the Development Tools and the Intellectual Property Rights. Upon not less than sixty (60) days’ prior Notice to LICENSEE, but not more than once in any calendar year, NOA may, at its expense, audit LICENSEE’s records, reports and other information related to LICENSEE’s compliance with this Agreement; provided, however, that NOA shall not, during the course of the audit, access LICENSEE’s source code, development plans, marketing plans, internal business plans or other items deemed confidential by LICENSEE, except to the extent such materials incorporate, disclose or reference Nintendo’s Confidential Information or Intellectual Property Rights.

14.4 Waiver, Severability, Integration, and Amendment. The failure of a party to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of the right of such party to thereafter enforce such provision. In the event that any term, clause or provision of this Agreement shall be construed to be or adjudged invalid, void or unenforceable, such term, clause or provision shall be construed as severed from this Agreement, and the remaining terms, clauses and provisions shall remain in effect. Together with the NDA, this Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. All prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement and the NDA. Any amendment to this Agreement shall be in writing, signed by both parties.

14.5 Survival. In addition to those rights specified elsewhere in this Agreement, the rights and obligations set forth in Sections 3, 5.5, 6.6, 8, 9, 10, 11, 12.4, 13.4, 13.5, 13.6, 13.7, 13.8, 14.3, 14.4, 14.5, 14.6, 14.7, 14.8 shall survive any expiration or termination of this Agreement to the degree necessary to permit their complete fulfilment or discharge.

14.6 Governing Law and Venue. This Agreement shall be governed by the laws of the State of Washington, without regard to its conflict of laws principles.

14.7 Equitable Relief. LICENSEE acknowledges that in the event of its breach of this Agreement, no adequate remedy at law may be available to NOA and that NOA shall be entitled to seek injunctive or other equitable relief in addition to any relief available at law.

14.8 Attorneys’ Fees. In the event it is necessary for either party to this Agreement to undertake legal action to enforce or defend any action arising out of or relating to this Agreement, the prevailing party in such action shall be entitled to recover from the other party all reasonable attorneys’ fees, costs and expenses relating to such legal action or any appeal therefrom.

14.9 Counterparts and Signature by Facsimile. This Agreement may be signed in counterparts, which shall together constitute a complete Agreement. A signature transmitted by facsimile shall be considered an original for purposes of this Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement.

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[Signatures appear on following page]

CONFIDENTIAL LICENSE AGREEMENT FOR THE Wii CONSOLE (WESTERN HEMISPHERE)	PAGE 17

NOA:		LICENSEE:

NINTENDO OF AMERICA INC.		ELECTRONIC ARTS INC.

By:	/s/ James R. Cannataro	By:	/s/ Joel Linzner
Name:	James R. Cannataro	Name:	Joel Linzner
Title:	Executive VP, Administration	Title:	Executive Vice President, Business and Legal Affairs

EA INTERNATIONAL (STUDIO and PUBLISHING) LTD.

		By:	/s/ Varinder Saini
		Name:	Varinder Saini
		Title:	Manager, International Publishing

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